EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CenterState Banks, Inc. to Acquire

Platinum Bank Holding Company

WINTER HAVEN, FL., October 18, 2016 -- CenterState Banks, Inc. (Nasdaq-GS: CSFL) announced today the signing of a definitive merger agreement under which CenterState will acquire Platinum Bank Holding Company (“PBHC”), the parent company of Platinum Bank ( “Platinum”).

Platinum, which is headquartered in Brandon, Florida, currently operates 7 banking locations in the Tampa-St. Petersburg-Clearwater and Lakeland-Winter Haven MSAs.  As of September 30, 2016, Platinum reported assets of $584 million, gross loans of $452 million and deposits of $495 million.

As of September 30, 2016, the combined company would have approximately $5.6 billion in assets, $3.7 billion in loans and $4.5 billion in deposits and expands and strengthens CenterState’s presence in key Florida markets. Pro forma for the transaction, CenterState will have #1 market share in the Lakeland-Winter Haven MSA, #2 market share in the state of Florida, and #3 market share in the Tampa-St. Petersburg MSA among Florida-based community banks. This transaction is expected to result in mid-single-digit EPS accretion when fully phased in.

John Corbett, President & Chief Executive Officer of CenterState, remarked, “We are delighted to announce this partnership with Platinum Bank. We want to extend a warm welcome to Platinum's employees and customers and we look forward to continuing their tradition of service in Polk, Hillsborough, and Pinellas counties.”

The merger agreement has been unanimously approved by the boards of directors of each company. The transaction is expected to close early in the second quarter of 2017 and is subject to customary conditions, including both regulatory approvals and PBHC shareholder approval. Subject to the terms of the merger agreement, PBHC shareholders will each receive 3.7832 shares of CSFL common stock and $7.60 in cash consideration for each outstanding share of PBHC. Based on the CSFL closing price of $17.77 on October 17, 2016, this equates to a per share value of $74.83 per share and an aggregate deal value of $83.9 million.

Jerry Kyle, President & Chief Executive Officer of Platinum, stated, “We have known the team at CenterState for many years and are excited to merge with a high performing community bank that shares our values and customer centric culture. With a larger footprint and product mix, our team will be able to build on the success of the past and provide a greater level of service to our customers.”

Raymond James served as financial advisor to CenterState Banks, Inc. and Smith Mackinnon, PA provided legal counsel to CenterState Banks, Inc. Hovde Group served as financial advisor to Platinum Bank Holding Company, and Shutts & Bowen LLP served as legal counsel.

Conference Call Information

CenterState Banks, Inc. will host a conference call on October 18th at 2:00 p.m. EDT.  The conference call can be accessed by dialing 1-866-393-0571. The conference passcode is 98466279. There will also be a live webcast of this call available by visiting the link at CenterState’s website at www.centerstatebanks.com which will include audio.  The slide presentation will also be available through a separate link on CenterState’s website. A replay of the call will be available after the close of business on October 18th on the Investor Relations page of the CenterState Banks website, www.centerstatebanks.com.

CenterState Banks, Inc.

The Company, headquartered in Winter Haven, Florida, is a financial holding company with one nationally chartered bank, CenterState Bank of Florida, N.A. Presently, the Company operates through its network of 66 branch banking offices located in 22 counties throughout Florida, providing traditional deposit and lending products and services to its commercial and retail customers. The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.

For additional information, contact Ernest S. Pinner (Chairman), John C. Corbett (CEO), Stephen D. Young (COO) or Jennifer Idell (CFO) at 863-293-4710.

Forward Looking Statements:

Some of the statements in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933 and the Securities Exchange Act of 1934.  These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “scheduled,” “plans,” “intends,” “anticipates,” “expects,” “believes,” estimates,” “potential,” or “continue” or negative of such terms or other comparable terminology.  Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving CenterState and Platinum, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  Actual events or results may differ materially.  In evaluating these statements, you should specifically consider the factors described throughout this report. In addition to factors previously disclosed in CenterState’s SEC reports, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by CenterState and Platinum shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the CenterState and Platinum businesses or fully realizing cost savings and other benefits; and the reaction to the transaction of the companies’ customers, employees and counterparties. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.  Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or any of its subsidiaries to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  You should not expect us to update any forward-looking statements.  All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2015, and otherwise in our SEC reports and filings.